EXHIBIT 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of ShiftPixy, Inc. on Amendment No.1 to Form S-3 File No. 333-230682 of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated December 13, 2019 with respect to our audits of the consolidated financial statements of ShiftPixy, Inc. as of August 31, 2019 and 2018 and for the years ended August 31, 2019 and 2018, which report is included in this Annual Report on Form 10-K of ShiftPixy, Inc. for the year ended August 31, 2019.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 13, 2019